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Exhibit (a)(1)(A)

ISLE OF CAPRI CASINOS, INC.

OFFER TO EXCHANGE
RESTRICTED STOCK OR CASH
FOR
CERTAIN OUTSTANDING STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE
AT MIDNIGHT, U.S. CENTRAL TIME, ON OCTOBER 2, 2008, UNLESS WE EXTEND THE OFFER.

This Offer to Exchange constitutes part of the Section 10(a) Prospectus
Relating to the Isle of Capri 2000 Long-Term Stock Incentive Plan

The Date of this Offer to Exchange is September 5, 2008

        Isle of Capri Casinos, Inc. ("Isle of Capri," the "Company," "we," "us" or "our") is offering eligible directors and employees the opportunity to exchange, on a grant-by-grant basis, their outstanding eligible stock options that were granted under our 1993 Long-Term Stock Incentive Plan (the "1993 Plan") and the 2000 Long-Term Stock Incentive Plan, (the "2000 Plan" and, together with the 1993 Plan, the "Plans"), whether vested or unvested, for either (i) shares of restricted stock that we will grant under the 2000 Plan (if all of your eligible options are exchangeable in this offer for a total of 1,000 or more shares of restricted stock) or (ii) cash (if all of your eligible options would otherwise be exchangeable for a total of less than 1,000 shares of restricted stock). Generally, eligible options are those with an exercise price of over $10.00 per share.

        Separate from this Offer to Exchange, you will receive an Individual Statement of Options. Your statement identifies each of the options you currently hold with an exercise price over $10.00 and the exchange ratio or amount of cash, as the case may be, that will apply to the option if it meets the requirements for eligibility on the date the offer expires. The exchange ratio represents the number of shares subject to an eligible option that will be canceled, should you choose to tender that option in this offer, for each share of restricted stock that would be granted to you. Any fractional unit will be rounded to the nearest whole number. Your statement also indicates for each of the options listed the number of shares of restricted stock you will receive if the option is exchanged, if your options are exchangeable for shares of restricted stock.

        We expect to issue the shares of restricted stock and pay the cash on the first business day following the expiration of this offer. Shares of restricted stock issued in this offer will generally vest on the third anniversary of the date the stock is issued. Until shares of restricted stock have vested, they remain subject to forfeiture if your position as a director or employee terminates and subject to restrictions on transfer. If and when the shares vest, they will be free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, our securities trading policies and any other legal requirements. All shares of restricted stock will be subject to the terms of the 2000 Plan and an award agreement between you and the Company. Cash payments will not be subject to vesting.

        Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive shares of restricted stock or cash, as the case may be, and your outstanding options will remain outstanding according to their existing terms and conditions.

        Shares of our common stock are quoted on the NASDAQ's Global Select Market under the symbol "ISLE". On September 4, 2008, the closing price of one share of common stock on the NASDAQ Global Select Market was $8.27. We recommend that you get current market prices for our common shares before deciding whether to exchange your eligible options.

        See "Certain Risks of Participating in the Offer" beginning on page 19 for a discussion of risks that you should consider before participating in this offer.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

        We are making this offer upon the terms and conditions described in this Offer to Exchange, the Letter of Transmittal, the Form of Notice of Withdrawal, the Tax Payment Election Form and the Individual Statement of Options, and the offer is not conditioned on any minimum number of options being exchanged. The offer is, however, subject to conditions that we describe in Section 7 of this Offer to Exchange.

        If you want to exchange any of your eligible options, before our offer expires you must complete, sign and date the form of Letter of Transmittal that we have provided to you and deliver the Letter of Transmittal to us according to the instructions contained in the Letter of Transmittal.

 IMPORTANT NOTICE

        Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, Isle of Capri has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

        You are strongly encouraged to consult with your advisors, including your tax advisor, before making any decisions regarding the offer.

        The statements in this Offer to Exchange concerning the eligible options, the Plans and the restricted stock are summaries of the material terms but are not complete descriptions of the eligible options, the Plans, or the restricted stock. The Plans, the Form of Stock Option Agreement under which the eligible options were granted, and the Form of Restricted Stock Agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this Offer to Exchange is also an exhibit). See Section 17 of this Offer to Exchange for additional information regarding the Schedule TO.

        You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

 SUMMARY TERM SHEET

        The following are answers to some questions about our offer. The answers are summaries and do not describe all of the details of the offer. You should read all of this Offer to Exchange, the Letter of Transmittal, the Form of Notice of Withdrawal, the Tax Payment Election Form, your Individual Statement of Options, the Plans and the Form of Restricted Stock Agreement because they contain the full details of our offer and the terms of the restricted stock, and these details could be important to you. For many of the questions, we have included a reference to the section or sections of this Offer to Exchange where you can find a more complete discussion.

        This Summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

  •
  How the Option Exchange Program Works

  •
  Background and Purpose of the Offer

  •
  Duration of the Offer

  •
  How to Elect to Participate

  •
  U.S. Federal Income Tax Considerations

  •
  How to Get More Information

        References in this Offer to Exchange to "Isle of Capri," the "Company," "we," "us" and "our" mean Isle of Capri Casinos, Inc., and references to the time "the offer expires" mean midnight, Central Time, on October 2, 2008, or, if we extend the offer period, any later date that we specify. References to the "Offer to Exchange" mean this Offer to Exchange and its appendices. References to the "offer" or the "program" mean the option exchange program described in this Offer to Exchange.

HOW THE OPTION EXCHANGE PROGRAM WORKS

Q1.	What is the Offer?
A1.
Beginning on September 5, 2008, and ending at midnight, Central Time, on October 2, 2008, unless we extend the offer, each eligible director and employee (described in Question 2 below) may decide to exchange eligible options (described in Question 4 below) for an award of (i) shares of restricted stock (described in Question 10 below) (if all of your eligible options are exchangeable in this offer for a total of 1,000 or more shares of restricted stock) or (ii) cash (if all of your eligible options are exchangeable for a total of less than 1,000 shares of restricted stock). The number of shares of restricted stock an eligible director or employee will receive in exchange for an eligible option will be determined by the exchange ratio described in Question 13 below (if all of the director's or employee's options are exchangeable in this offer for a total of 1,000 or more shares of restricted stock). Restricted stock issued at the expiration of this offer will vest on the third anniversary of the date of issue, or earlier under very limited circumstances described in Question 14 below. The amount of cash that an eligible director or employee will receive in exchange for an eligible option (if all of the director's or employee's eligible options are exchangeable in this offer for a total of less than 1,000 shares of restricted stock) is also described in Question 13 below.

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive restricted stock, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

Q2.	Am I eligible to participate?
A2.
Only "eligible directors and employees" may participate in this offer. Generally, you are eligible if you were a director or an employee of Isle of Capri on September 5, 2008 and remain a director or an employee (even if on an approved leave of absence) on the date on which the tendered options are canceled and shares of restricted stock are granted or cash is paid, as the case may be. If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer. (See Section 1.)
Q3.	What happens if my position as a director or employee terminates before my tendered options are canceled?
A3.
If you tender options for exchange in this offer, but before the tendered options are canceled your position as a director or employee with Isle of Capri terminates for any reason or you receive or submit a notice of termination, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of service in accordance with their terms to the extent that they are vested. This offer does not change your status as an "at will" employee, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause, subject to any employment agreement you may have with Isle of Capri (or one of our subsidiaries or a successor entity, as applicable). If you are a director, this offer does not guarantee your continued status as a director nor does it otherwise change the terms and conditions of your service as a director.
Q4.	Which options may I exchange?
A4.
Only "eligible options" may be exchanged under this program. Eligible options are outstanding options granted under the Plans having an exercise price per share that is more than $10.00. You should review your Individual Statement of Options provided to you in connection with this Offer to Exchange. It lists all of your options that have an exercise price greater than $10.00 and are therefore eligible for exchange. (See Section 2.)
Q5.	If I participate, what will happen to my current options?
A5.
Eligible options you elect to exchange under this program will be canceled promptly following the expiration of this offer, and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be canceled and will remain outstanding at their existing exercise prices and under their existing terms. (See Sections 2 and 6.)
Q6.	I have more than one eligible option. Do I have to exchange all of them in order to participate?
A6.
No. You may exchange one or more of your eligible options or none at all. For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. If you decide to tender an option, you must tender the entire unexercised portion of the option—tenders of partial options will not be accepted. (See Section 2.)
Q7.	May I tender unvested options?
A7.	Yes. Your eligible options do not need to be vested in order for you to participate in the offer.

Q8.	May I tender an option that I have already exercised in full?
A8.
No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.
Q9.	What is a stock option?
A9.
A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or "exercise" price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to, or less than the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an "in-the-money" option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an "out-of-the-money" or an "underwater" option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and have for some time been, "out-of-the-money."
Q10.	What are "shares of restricted stock?"
A10.
Shares of restricted stock granted pursuant to this offer are shares of Isle of Capri common stock that will be issued on the date the awards are granted to directors and employees participating in the offer. Shares of restricted stock will vest on the third anniversary of the date of their issue, or earlier under very limited circumstances described in Question 14 below. Until shares of restricted stock have vested, they remain subject to forfeiture upon your termination of employment or position as a director and restrictions on transfer. If and when the shares vest, they will no longer be "restricted," and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, our securities trading policies and any other legal requirements. (See Section 9.)

Generally, if you participate in the exchange offer, you will forfeit all of the shares of restricted stock granted to you in exchange for eligible options if, prior to the third anniversary of the date of its issue, you cease to be a director or employed by us, and you may not transfer, pledge, or otherwise dispose of unvested restricted stock. See Question 14 below for a discussion of vesting and the very limited circumstances under which vesting may occur earlier. The forfeiture provisions, transfer restrictions and other terms of the restricted stock are set forth in the 2000 Plan and the forms of award agreement included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this Offer to Exchange is also an exhibit).

Q11.	What is the principal difference between stock options and restricted stock?
A11.
The value of a stock option fluctuates based on changes in the market price of our stock to a greater degree than the value of a share of restricted stock of equivalent value. Additionally, stock options have no realizable value when the market price of the underlying shares declines below the option exercise price, as it has in the case of the options eligible to participate in this offer. In contrast, restricted stock continues to have value even if the market price of our stock declines below its value at the time of grant. However, your eligible options, because they may be exchanged for a lesser number of shares of restricted stock, may have greater value if the market price of our common stock increases significantly. On the other hand, the restricted stock you would receive if you choose to participate in the offer (because no exercise price is required to be paid) will have greater value if the market price of our common stock does not increase significantly, provided you remain a director or employed by us for the applicable vesting period.
Q12.	Do I have to pay any money to receive shares of restricted stock?
A12.
No. You will not be required to pay any money to receive shares of restricted stock. However, you will be responsible for paying all applicable taxes in connection with the restricted stock and sale of shares of our common stock. (See Questions 40 through 42 below and Section 14.)
Q13.	If I participate, how many shares of restricted stock or how much cash, as the case may be, will I receive?
A13.
The number of shares of restricted stock that we are offering in exchange for each eligible option was determined by calculating the Black-Scholes value of the eligible stock options and then multiplying that value by 75%. Black-Scholes is a commonly accepted valuation method which takes into account a number of factors in valuing stock options, including the Company's stock price and its volatility, the exercise price of stock options, a risk-free interest rate and the expected remaining term of the stock options. The exchange ratio was approved by our Board of Directors after considering the performance of our stock price over the past three years, the current stock price and the potential value of the shares of restricted stock. The table below shows the number of eligible options exchangeable for one share of restricted stock. If all of your eligible options are exercisable for a total of less than 1,000 shares of restricted stock, however, you will receive cash instead of shares of restricted stock if you tender your options for exchange. The amount of cash payable for each option is also shown in the table below.

Per Share Exercise Price of Eligible Option and Grant Date	Shares of Restricted Stock for Exchanged Options (1)	Cash for Exchanged Options (2)
$10.25 9/22/1999	One share of restricted stock for every 16.00 exchanged options	$0.4276 for every one exchanged option
$15.470 9/15/2000	One share of restricted stock for every 20.50 exchanged options	$0.3337 for every one exchanged option
$18.50 3/26/2002	One share of restricted stock for every 126.50 exchanged options	$0.0525 for every one exchanged option

Per Share Exercise Price of Eligible Option and Grant Date	Shares of Restricted Stock for Exchanged Options (1)	Cash for Exchanged Options (2)
$20.80 4/17/2002	One share of restricted stock for every 221.25 exchanged options	$0.0300 for every one exchanged option
$15.535 10/8/2002	One share of restricted stock for every 8.75 exchanged options	$0.7817 for every one exchanged option
$20.550 10/10/2003	One share of restricted stock for every 9.75 exchanged options	$0.7016 for every one exchanged option
$23.385 1/14/2004	One share of restricted stock for every 11.00 exchanged options	$0.6220 for every one exchanged option
$20.270 10/8/2004	One share of restricted stock for every 7.75 exchanged options	$0.8826 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 442.75 exchanged options expiring 9/22/2009	$0.0150 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 73.75 exchanged options expiring 9/15/2010	$0.0900 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 29.50 exchanged options expiring 10/02/2011	$0.2250 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 17.00 exchanged options expiring 10/08/2012	$0.3900 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 12.50 exchanged options expiring 10/10/2013	$0.5325 for every one exchanged option
$26.120 2/3/2005	One share of restricted stock for every 9.50 exchanged options	$0.7209 for every one exchanged option
$24.540 5/5/2005	One share of restricted stock for every 8.50 exchanged options	$0.8047 for every one exchanged option

Per Share Exercise Price of Eligible Option and Grant Date	Shares of Restricted Stock for Exchanged Options (1)	Cash for Exchanged Options (2)
$20.180 10/7/2005	One share of restricted stock for every 6.50 exchanged options	$1.0523 for every one exchanged option
$25.355 1/10/2006	One share of restricted stock for every 7.75 exchanged options	$0.8828 for every one exchanged option
$25.010 10/26/2006	One share of restricted stock for every 6.75 exchanged options	$1.0133 for every one exchanged option
$28.645 2/26/2007	One share of restricted stock for every 7.25 exchanged options	$0.9439 for every one exchanged option
$23.705 7/16/2007	One share of restricted stock for every 6.00 exchanged options	$1.1402 for every one exchanged option
$23.700 7/31/2007	One share of restricted stock for every 6.00 exchanged options	$1.1400 for every one exchanged option
$20.135 10/16/2007	One share of restricted stock for every 5.25 exchanged options	$1.3029 for every one exchanged option
$19.555 11/5/2007	One share of restricted stock for every 5.00 exchanged options	$1.3575 for every one exchanged option
$17.100 12/17/2007	One share of restricted stock for every 4.50 exchanged options	$1.5200 for every one exchanged option

  (1)
  If all of your eligible options are exchangeable for a total of 1,000 or more shares of restricted stock (even if you exchange fewer than all of your eligible options), you will receive shares of restricted stock in this offer.

  (2)
  If all of your eligible options are exchangeable for a total of less than 1,000 shares of restricted stock, you will receive cash instead of shares of restricted stock.

For purposes of applying the exchange ratios, fractional shares of restricted stock will be rounded to the nearest whole share of restricted stock on a grant by grant basis (with fractional shares of restricted stock greater than or equal to 0.5 rounded up to the nearest whole share of restricted stock and fractional shares of restricted stock less than 0.5 rounded down to the nearest whole share of restricted stock).

Please note: The exchange ratios and the amount of cash received per option apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios or cash amounts, as the case may be. (See Question 23 and Section 2.)
Q14.	When will my restricted stock vest?
A14.
All restricted stock received in exchange for eligible options will vest on the third anniversary of the date of its issue. Notwithstanding the foregoing, all restricted stock received in exchange for eligible options will vest prior to the third anniversary of the date of its issue upon (a) the date your position as a director or employee with us terminates by reason of your death, Disability or Retirement (as such capitalized terms are defined in the Form of Restricted Stock Agreement), (b) a Change in Control (as defined in the 2000 Plan) that occurs on or before your position as a director or employee with us terminates and (c) the occurrence of any other acceleration event described in a written employment agreement, if any, between you and us. If your position as a director or employee with us terminates before your restricted stock has vested (taking into account the accelerated vesting provisions described above), you will forfeit any shares of restricted stock that remain unvested on the date your position as director or employee terminates.
Q15.	When and how will I receive my shares of restricted stock?
A15.
Stock certificates will not be issued for shares of restricted stock that have not vested. Instead, shares of restricted stock will be issued and held of record in an account in the name of Isle of Capri Casinos, Inc. on the records of our transfer agent. These shares will be held for the benefit of the directors and employees to whom the restricted stock was issued until they vest. As and when shares of restricted stock vest and all withholdings have been taken into account, your certificates for vested shares can be transferred to you, upon your request, or can continue to be held for you by our transfer agent. If you are an employee and if you elect to satisfy your income and employment tax withholding obligations that arise in connection with the vesting of your award through a share withholding procedure further described in Question 42 below, the number of shares you retain will be reduced by a number of whole shares whose value is equal to or less than the amount of the tax withholding obligation. (See Question 42 below and Sections 9 and 14.)
Q16.	What is the source of the common stock that will be issued as restricted stock?
A16.
The restricted stock will be issued under the 2000 Plan, and will be drawn from the pool of the Company's common stock currently authorized for issuance under the 2000 Plan. The shares of common stock underlying the options exchanged in this offer, which were granted under the Plans, will be returned to the pool of common stock currently authorized for issuance under the 2000 Plan and will be available for future issuance as an equity award under the 2000 Plan.
Q17.	What happens if my position as a director or my employment terminates before my restricted stock has vested?
A17.
If your options are exchangeable for shares of restricted stock and you intend to terminate your employment or directorship before the restricted stock has vested, you should carefully consider whether or not to participate in the offer. Your eligible options may be fully or partially vested. If you do not exchange them, you may be able to exercise your currently vested options for a period of time after your employment or service as a director ends (as specified in your stock option agreement). If you participate in the offer, the options you elect to exchange will be canceled and you will forfeit any restricted stock that has not vested at the time your employment or service as a director ends. (See Questions 9 and 14.)

Q18.	If I participate, when will I receive my cash or award agreement?
A18.
We expect that restricted stock awards will be granted and cash amounts will be paid on the first business day following expiration of the offer in exchange for all properly tendered options that we accept for cancellation and exchange. We expect to provide you with a restricted stock agreement or a check for any cash amounts as soon as practicable following the grant date. You will not receive shares of common stock until your award vests. (See Question 14.)
Q19.	Will my restricted stock ever expire?
A19.
Unlike stock options, restricted stock does not expire. Instead, if you are still a director or an employee of Isle of Capri on the vesting date and you received shares of restricted stock in this offer, your shares of restricted stock will vest as described in this offer. See also the answers to Questions 14, 15 and 17.
Q20.	What happens if Isle of Capri is acquired by another company before the offer expires?
A20.
If we are acquired by another company before the offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the offer expiration date, we reserve the right to withdraw the offer, in which case your options will remain outstanding subject to their terms.
Q21.	Are there risks that I should consider in deciding whether to exchange my options?
A21.
Yes. Exchanging your eligible options does have some risks. You should carefully review the discussion of certain of these risks elsewhere in this Offer to Exchange ("Certain Risks of Participating in the Offer").
Q22.	What happens if Isle of Capri's stock price increases during the offer?
A22.
If our stock price increases during the offer, you may want to exercise some of your eligible options or even decide not to participate in the offer. If you want to exercise some of your eligible options and still participate in the offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election to participate, you cannot exercise eligible options with respect to which an election to exchange has been made unless you first withdraw your election. If you withdraw and then exercise some of your eligible options and want to exchange the rest, you can do so by again following the procedures described in Section 4.
Q23.	Why should I consider participating in the offer?
A23.
If your options are exchangeable for shares of restricted stock and you participate in the offer, you will surrender eligible options for more shares than the number of shares of restricted stock you will receive, as described in the answer to Question 13 and Section 2.

The exchange ratio and the amount of cash for each eligible option was approved by our Board of Directors based on a number of factors and uses the Black-Scholes valuation of your eligible option compared to the restricted stock or cash, as the case may be. Black-Scholes is a valuation method which takes into account a number of factors in valuing stock options, including our stock price and its volatility, the exercise price of your option, a risk-free interest rate and the expected remaining term of your option.

The aggregate value (determined as of June 2, 2008) of the restricted stock or cash, as the case may be, that you will receive if you participate in this offer is approximately 75% of the aggregate Black-Scholes value (determined as of June 2, 2008) of the corresponding eligible options. However, the eligible options that you hold might never be "in-the-money" (see Question 9) and, therefore, may never have any realizable value to you. On the other hand, you should recognize that, while the restricted stock has a greater likelihood of having value when (and if) you sell the restricted stock after it vests, subject to limited exceptions, you will forfeit any restricted stock that has not vested on the day you stop being a director or an employee. If your options are exchangeable for cash and you participate in the offer, the cash that you will receive will not be subject to vesting or forfeiture.

In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the Securities and Exchange Commission. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended April 27, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended July 27, 2008, our Definitive Proxy Statement on Schedule 14A for our 2008 annual meeting of stockholders and our Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 1, 2008 and May 5, 2008, all of which are available at the Securities and Exchange Commission web site at www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this Offer to Exchange is also an exhibit).
Q24.	Are there conditions to the offer?
A24.
Yes. The offer is subject to a number of conditions that are described in Section 7. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

Q25.	Why is Isle of Capri making this offer?
A25.
As a result of a general decline in our stock price in recent years, a considerable number of our outstanding options have exercise prices substantially higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. In addition, because many of the eligible options have been out-of-the-money for extended periods of time, they have remained outstanding and have added to an increase in the "overhang" of options outstanding in relation to the aggregate number of shares of our common stock outstanding and have increased the amount of recordkeeping for the Plans, which increases our costs. The purpose of this offer is to promote the interests of our stockholders by (i) enhancing our ability to motivate and retain valued directors and employees, (ii) reducing our "overhang" of outstanding awards by exchanging eligible options under an exchange ratio for a lesser number of shares of restricted stock and (iii) reducing the administrative burden on the Company relating to the Plans. Because the number of shares of restricted stock that will be issued in this offer is less than the number of shares subject to outstanding options and the "excess" option shares and the shares of common stock underlying the options purchased for cash will be available for equity awards under the 2000 Plan, the offer will increase the number of shares available to us that we may use for future equity award grants under the Plans, although it will not increase the total number of shares that we may issue under the Plans. (See Section 3.)

Q26.	Why did Isle of Capri choose to offer this exchange for restricted stock or cash rather than repricing eligible options or granting new options?
A26.
Our Board of Directors considered a proposal made by management to address the issues of the significant number of out-of-the-money options and the costs to the Company of administering the Plans. Ultimately, the Board of Directors determined that our directors and employees could benefit from the opportunity to choose between what we believe is the more certain benefit associated with restricted stock or cash (as the case may be) and the potentially more valuable, though less certain, benefit they may realize by retaining their stock options. Additionally, by exchanging stock options according to the terms of this offer, we will reduce the number of shares of stock subject to outstanding equity awards, thereby reducing the near-term potential dilution to our stockholders and our administrative burdens relating to the Plans. (See Section 3.)
Q27.	How did Isle of Capri determine what we would receive in exchange for our options?
A27.
Our Board of Directors considered the potential benefits of the proposal made by management, as well as the related costs of the options to Isle of Capri, and determined that the approach reflected in this offer could provide value and incentives in a manner that would further the interests of our stockholders and reduce our administrative burdens relating to the Plans. We realize that many would like an even more favorable program for directors and employees, but we believe that this would be inconsistent with one of the principal goals of our equity compensation programs, which is to align the interests of our directors and employees with those of our stockholders. Similar to our option holders, many of our stockholders have suffered significant declines in the value of their stock in Isle of Capri, and there is no way to compensate them for their losses other than through increasing our stock price. We believe this program provides our directors and employees with incentives to accomplish this objective while keeping the cost to Isle of Capri at an acceptable level.
Q28.	Will there be additional equity grants in the future?
A28.
The Stock Option and Compensation Committee of our Board of Directors periodically evaluates our compensation programs. At this time, the Committee believes that equity compensation forms an important component of our compensation programs. Future equity awards to directors and employees will be evaluated periodically, subject to the discretion of the Stock Option and Compensation Committee.
Q29.	Is it likely that a similar offer to this one will be made in the future?
A29.
While our Stock Option and Compensation Committee evaluates Isle of Capri's compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer (including the deadlines stated in this Offer to Exchange), you will not have another similar opportunity.
Q30.	Does the Stock Option and Compensation Committee or our Board of Directors have a recommendation about this offer?
A30.
None of the Company, the Stock Option and Compensation Committee or the Board of Directors is making a recommendation about this offer. Although the Board of Directors approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation.

Q31.	Is there any information regarding Isle of Capri that I should be aware of?
A31.
Yes. Your decision of whether to accept or reject this offer should take into account the factors described in, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008, as well as the other information set forth in our Current Reports on Form 8-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission since April 27, 2008. In addition, before making your decision to tender your eligible options, you should carefully review the information about Isle of Capri discussed below under the heading "Certain Risks of Participating in the Offer" and in Section 10 of this Offer to Exchange. This information includes an update on recent events affecting our business and explains where you can find additional information about us.
Q32.	What are the accounting consequences to Isle of Capri of making this exchange offer?
A32.
In connection with the issuance of restricted stock in exchange for tendered options that we accept for cancellation, we may be required to recognize incremental compensation expense for the excess of the value of the restricted stock over the value of the tendered options on the cancellation date. Such incremental compensation expense will be recognized over the vesting period when the restricted stock vests. Based on our assumptions as of the date we commence this offer, we believe the incremental compensation expense, if any, will be minimal.

DURATION OF THE OFFER

Q33.	How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?
A33.
This offer begins on September 5, 2008 and is scheduled to expire on October 2, at midnight, Central Time. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. If we extend this offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 15.)
Q34.	If the offer is extended, how will the extension affect the date on which restricted stock will be granted?
A34.
If we extend the offer and you elect to participate in it, you must properly tender any eligible option you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible options will be accepted and canceled, and your award of restricted stock will be granted, promptly following the extended expiration date.

HOW TO ELECT TO PARTICIPATE

Q35.	What do I need to do to participate in the offer?
A35.
You will be required to timely submit your election to participate in this offer by completing, signing and dating the Letter of Transmittal you will receive in connection with this Offer to Exchange and delivering it to us according to the instructions contained in the Letter of Transmittal (you may request an additional copy of the Letter of Transmittal using the contact information in Section 4). Your election to exchange will be effective only after you have properly submitted a Letter of Transmittal before the offer expires. (See Section 4.)

Q36.	Do I have to return the Letter of Transmittal or any other document if I do not want to exchange my options?
A36.
No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this offer. If you do not return the Letter of Transmittal, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.
Q37.	If I elect to exchange my options by submitting an election to participate, can I change my mind?
A37.
Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. You may withdraw your elections by submitting to us the Notice of Withdrawal you will receive in connection with this Offer to Exchange (you may request an additional copy of the Notice of Withdrawal using the contact information in Section 4). If you then decide to make a new election, you must request and submit a new Letter of Transmittal to do so. Your election to withdraw must be received before the offer expires. If we have not accepted your tendered options, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options. (See Section 5.)
Q38.	Will Isle of Capri accept all eligible options tendered for exchange?
A38.
We will accept all eligible options that are properly tendered for exchange unless the offer is terminated. If we terminate the offer without accepting options for exchange, we will communicate this to you by 9:00 a.m., Eastern Time, on the first business day after the offer expires (i.e., if the expiration date is October 2, 2008, this communication will be no later than October 3, 2008). The communication may be made orally, by written or electronic notice or by public announcement. (See Sections 6 and 15.)
Q39.	What happens to my options if I do not accept this offer?
A39.
Nothing. If you do not elect to participate in the offer, you will keep all your current options, and you will not receive any restricted stock or cash, as the case may be. The offer will not result in any changes to the terms of your current options. (See Section 4.)

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Q40.	Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?
A40.
We believe that our directors and employees who are subject to U.S. federal income taxation will incur no immediate federal income tax consequences solely as a result of either electing to retain their eligible options or electing to exchange their eligible options for shares of restricted stock. However, see the response to Question 41 for the U.S. federal income tax consequences of your restricted stock award. Our directors and employees who are subject to U.S. federal income taxation will, however, be subject to taxation if they elect to exchange their eligible options for cash. Such cash payment will be treated as ordinary income in the year paid and, in the case of employees, will be subject to applicable tax withholding.

Q41.	What are the U.S. federal income tax consequences of my restricted stock award?
A41.
Except for directors and employees age 65 and over, directors and employees subject to U.S. federal income taxation should generally recognize no taxable income upon the grant of shares of restricted stock (i.e., shares that are subject to a substantial risk of forfeiture and are not transferable). You will, however, recognize ordinary income at the time the shares vest in an amount equal to the fair market value of those shares on the date of vesting. Generally, you will become vested in the shares for purposes of the tax rules at the time you are vested in the shares for all other purposes, as described elsewhere herein. If, however, you attain age 65 while you are an employee or director and prior to the date on which the shares would otherwise vest, you will be treated as being "vested" in the shares of restricted stock for purposes of the tax rules on the date that you attain age 65. If you are age 65 at the time of the grant of the shares of restricted stock, you will be treated as being "vested" in the shares for purposes of the tax rules at the time the shares were granted. In any event, no later than 30 days after the date on which the shares are granted, you are permitted to file an election under Section 83(b) of the Internal Revenue Code. A director or an employee who properly files a Section 83(b) election will recognize ordinary income in an amount equal to the fair market value of the shares determined on the date on which they are granted rather than on the date on which they vest for purposes of the tax rules. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASDAQ's Global Select Market on the applicable date. The ordinary income resulting from the vesting of shares of restricted stock under the tax rules (or the acquisition of the shares of restricted stock if a Section 83(b) election is properly filed) will be reflected in the applicable Form W-2 (in the case of employees) or Form 1099 (in the case of directors) reported to the Internal Revenue Service for the year of the vesting or acquisition of the shares, as the case may be. In the case of employees, at the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary. (See Question 42 and Section 14.)

The decision to make a Section 83(b) election is a highly technical one and should include, among other considerations, the availability to you of cash sufficient to cover the tax obligations before the date on which the shares will vest and you will be permitted to sell them, your assessment of the potential future market value changes in our common stock, and the risk that events might prevent your continued service as a director or your continued employment with Isle of Capri and corresponding vesting of your shares. In that event, you would have paid tax on shares that are forfeited, and you would not be entitled to a refund of, or an offsetting deduction for, the taxes you paid. You are urged to consult with your personal financial and tax advisors before making a Section 83(b) election. If you decide to make a Section 83(b) election, you must do so through an appropriate filing with the Internal Revenue Service no later than 30 days after the date of grant of your restricted stock award.

Upon a director's or an employee's sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date (or on their grant date if the director or employee properly filed a Section 83(b) election), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the director or employee held the shares for more than one year following their vesting date (or their grant date if the director or employee properly filed a Section 83(b) election).

Q42.	How will U.S. federal income and employment tax be assessed and withheld?
A42.
For our directors and employees who exchange eligible options for cash, such cash payment will be subject to taxation as ordinary income and, in the case of employees, we will have an obligation to withhold income and employment taxes in the same manner as when we pay salary.

For our directors and employees, when your shares of restricted stock vest for purposes of the tax rules (or on the date of grant if you file a Section 83(b) election as described in answer to Question 41 or are age 65 or over), you will be required to recognize taxable income. For employees, this means that we will have an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you a salary, and until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.

If you are an employee, we are offering you two alternatives to satisfy your income and employment tax obligations. The alternatives (which are not available to you if you make an 83(b) election or if you vest in the shares for purposes of the tax rules due to your attainment of age 65 prior to the date on which the shares would otherwise vest) are as follows:
•

You may elect to sell a portion of your vested shares on the vesting date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, we will automatically sell on the vesting date (or on the next business day if the vesting date is not a day on which the markets are open for trading) the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us.
•
You may elect to pay us, on or before the third business day following the vesting date (unless we notify you prior to the vesting date in question that you must deliver your check on an earlier date), the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling the vested shares until we have received your check. However, if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the required date, we will be authorized to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation.

You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement. This election will be made by submitting to us a Tax Payment Election Form, a form of which is being provided to you and which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this Offer to Exchange is also an exhibit) that we filed with the Securities and Exchange Commission.

You have previously been notified that you are permitted to trade Isle of Capri shares only during an open trading window in accordance with our securities trading policies. If you elect to sell vested shares to satisfy your tax obligations, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies (unless, prior to the sale, we have in our sole discretion consented to the sale without such a plan). A written trading plan is an agreement between you and Isle of Capri to sell on the vesting date (or the next business day thereafter) a specified number of shares which have vested under your restricted stock award. The number of shares specified for sale must be at least that number sufficient to provide for the required minimum income and employment withholding tax obligation arising on the vesting date. You must establish your trading plan at a time when our trading window is open and you are not otherwise in possession of material nonpublic information about Isle of Capri or its securities. Once established, your trading plan will remain in effect until all of the tax withholding obligations in connection with your restricted stock award have been satisfied.

Trading plans may not be modified or terminated except in compliance with our securities trading policies. If you elect to sell vested shares to satisfy your tax withholding obligations, you will not be permitted to change this election in order to pay the required withholding taxes by personal check. However, if, as a result of a suspension of your trading plan in compliance with our securities trading policies, shares may not be sold under the trading plan on the vesting date (or the next business day thereafter), we may withhold, in the manner described below, shares that would otherwise be released to you on the vesting date and will withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your tax withholding obligation unless you pay such amount to us by personal check.
If you choose to file a Section 83(b) election with respect to a restricted stock award, you will be required to so certify in your Tax Payment Election Form for that award. In addition, you are required by IRS regulations to submit to Isle of Capri a copy of your Section 83(b) election filed with the IRS. If you are an employee, you will also be required to make a one-time cash payment to Isle of Capri to cover the income and employment withholding tax due based on the fair market value on the grant date of all of the shares subject to the restricted stock award. Similarly, if you attain age 65 prior to the date on which the shares otherwise vest, you must make a one-time cash payment to Isle of Capri to cover the income and employment withholding tax due based on the fair market value on the date that you attain age 65 (or the grant date if you are age 65 on the grant date). Any payment required by the foregoing provisions shall be made by your personal check on or before the third business day following the date of the 83(b) election or the date on which you attain age 65 (or the grant date if you are age 65 on the grant date), as applicable (unless we notify you prior to the date in question that you must deliver your check on an earlier date).
In addition to the methods described above, and notwithstanding any election you may have made, we may, at our discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.

Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.
If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will sell a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

HOW TO GET MORE INFORMATION

Q43.	Who can I talk to if I have questions about the offer?
A43.
For additional information or assistance, you should contact either our Chief Financial Officer, Dale Black, at (314) 813-9327 or via e-mail to dale.black@islecorp.com or our General Counsel, Ed Quatmann, at (314) 813-9313 or via e-mail to ed.quatmann@islecorp.com.
In addition to these resources, we may also arrange for question and answer sessions about this exchange program. If we do so, these sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer. You are strongly encouraged to consult your personal advisors if you have questions about your financial or tax situation.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of potential risks, including those described below. The risks identified in this section and under the heading entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008 highlight the material risks of participating in this offer. Eligible directors and employees should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read the rest of this Offer to Exchange.

ECONOMIC RISKS

The exchange ratios do not necessarily reflect the actual value of your options.

        The valuation methodology utilized to determine the exchange ratios or the amount of cash per option is based substantially on the Black-Scholes option pricing model and does not necessarily reflect the actual value of the options.

        Our valuation of the options eligible for exchange in the offer is based substantially on the Black-Scholes option pricing model using the following assumptions: (a) the option's exercise price, (b) an assumed value of $6.44 per share of our common stock, which was the opening price per share as reported on the NASDAQ Global Select Market on June 2, 2008, (c) an expected volatility of our common stock price of 48%, (d) the remaining contractual life of the option, (e) a risk-free interest rate based on U.S. Treasury Strips with maturities consistent with the remaining terms of the options and (f) an expected dividend yield of zero.

        You should be aware that option valuation is not an exact science. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

        Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we used for purposes of this offer may not be the same as those used by others and, therefore, our valuation of the options and/or the final exchange ratios or cash per option, as the case may be, may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the shares of restricted stock that you received in exchange for them.

        Because the exchange ratio of this offer is not one-for-one, it is possible that, at some point in the future, your old options would have been economically more valuable than the shares of restricted stock granted or the amount of cash paid to you pursuant to this offer. Assumptions used to demonstrate the economic difference are as follows:

  •
  1,000 options shares currently held with an exercise price of $15.00 per share.

  •
  1,000 options shares convert to 200 shares of restricted stock.

  •
  Current stock price of $5 per common share.

  •
  Future common stock price at option exercise date of $20 per common share.

        Using the assumptions above, you would receive 200 shares of restricted stock for your 1,000 option shares with an exercise price of $15.00 per share. Using the future common stock price of $20 per share, if you had kept your exchanged options and sold them at $20 per share, you would have realized a pre-tax gain of $5,000, but if you exchanged your options and sold the shares subject to the restricted stock grant, you would only realize a pre-tax gain of $3,000.

        In addition, you may have paid more taxes for your shares of restricted stock than you did for your options. For example, using the same assumptions as above, if you exchange an option for 1,000 shares with an exercise price of $15.00, you would receive 200 shares of restricted stock. Assuming you are a U.S. taxpayer, if the option was exercised for $15.00 per share while the fair market value of our common stock was $20.00 per share, you would recognize ordinary income on $5,000 at exercise. If you later sold the shares at $22.00 per share, you would have capital gain on $2.00 per share, which is the difference between the sale price of $22.00 and the $20.00 exercise price. If you held the shares more than twelve (12) months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for less than twelve (12) months, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your options for shares of restricted stock, you would recognize ordinary income (currently at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 200 shares of restricted stock on a day when the fair market value of our stock is $20.00 per share, you will recognize ordinary income on $4,000. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $22.00 per share, you would have a capital gain of $2.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the shares of restricted stock, while, in the example above, you would have paid $15.00 per share of post-tax dollars for the shares subject to your options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the shares of restricted stock or cash, as the case may be, that you receive in exchange for them.

        A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

        Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your service as a director or you employment terminates for any reason before your shares of restricted stock vest, you will not receive any value from your shares of restricted stock. If you receive cash pursuant to this offer, the cash will not be subject to vesting or forfeiture.

Your shares of restricted stock will not be vested on the restricted stock grant date, and exchanging vested options or options scheduled to vest before three years from now will have the effect of delaying the date of vesting.

        The shares of restricted stock will generally vest on the third anniversary of their date of grant, subject to earlier vesting as described above. If you do not remain a director or an employee through the date your restricted stock vests, you will not receive those shares of restricted stock. Instead, your unvested restricted stock will expire immediately upon your termination. As a result, you will not receive full value from your shares of restricted stock. If you receive cash pursuant to this offer, the cash will not be subject to vesting or forfeiture.

        Also, if you exchange eligible options that are vested in whole or in part, the vesting of your eligible options does not carry over to your restricted stock. If you exchange a fully vested option grant for restricted stock and your service as a director or your employment with Isle of Capri terminates prior to the vesting date for your restricted stock, your restricted stock will expire immediately. If you had not exchanged your fully vested options for restricted stock in the offer, your option grant would have continued to be governed by its terms and would have been exercisable for a period following the termination of your employment with Isle of Capri as provided in your option agreement. In that circumstance, you would have been better off not participating in the exchange.

        This offer is not a guarantee of employment or service as a director for any period. Your employment relationship with Isle of Capri may be terminated at any time by either you or us, with or without cause or notice, subject to any employment agreement you may have with Isle of Capri.

If you make an 83(b) election with respect to shares of restricted stock you may pay taxes on amounts you never receive.

        If you make an 83(b) election with respect to shares of restricted stock you receive in exchange for your eligible options you will pay income tax based on the fair market value of the shares at the time you receive the restricted stock. For example, if you receive 200 shares of restricted stock and the fair market value of a share of common stock is $7.00, you will pay ordinary income tax on $1,400 in the year you receive the restricted stock. If you forfeit the restricted stock (i.e., you terminate employment or service as a director before the restricted stock vests) you will not receive a refund or be eligible for any tax credit with respect to the taxes you paid on the forfeited shares of restricted stock with respect to which you made the 83(b) election. If, however, you become vested in your shares of restricted stock you will be eligible for capital gains treatment on the increase in the value of the shares, if any, between the $7.00 per share you paid taxes on in connection with the 83(b) election and the value of the shares when you ultimately dispose of them. For example, if you ultimately sell the shares at $22.00 per share you will pay capital gains tax on the increase in the value of the shares from $7.00 to $22.00 or $3,000 (i.e., 200 shares times $15.00). If you had not made the 83(b) election and your restricted shares were worth $12.00 at the time they vested, you would have paid tax on ordinary income of $2,400 in the year the restricted stock vested and, assuming you held the shares for the appropriate capital gains period and sold the 200 shares at $22.00 per share, you would owe capital gains tax (short-term or long-term, depending on how long you held the shares) on $2,000 when you ultimately sold the shares.

We will not grant restricted stock to you if we are prohibited by applicable laws or regulations.

        Even if we accept your tendered options, we will not grant restricted stock to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in laws, Securities and Exchange Commission rules, regulations or policies or NASDAQ Global Select Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting restricted stock.

TAX-RELATED RISKS

General

        If you receive cash in exchange for your eligible options, such cash payment will be subject to taxation as ordinary income and, if you are an employee, we will have an obligation to withhold income and employment taxes in the same manner as when we pay salary.

        If you receive restricted stock in exchange for your eligible options no income tax generally will be due on account of the initial grant (unless you are age 65 on the date of grant). When the Isle of Capri stock granted to you under your restricted stock award vests for purposes of the tax rules, you will generally recognize ordinary income equal to the fair market value of the vested shares on the date of vesting. If, however, you properly make a Section 83(b) election for any of your shares of restricted stock, then you will generally recognize ordinary income equal to the fair market value of such shares on the date they are granted, even though they have not vested and remain subject to forfeiture.

        Upon a director's or an employee's sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on their vesting date determined for purposes of the tax rules (or on their grant date if the director or employee properly filed a Section 83(b) election), will be taxed as a capital gain or loss. Such gain or loss will be long-term if the director or employee held the shares for more than one year following their vesting date (or their grant date if the director or employee properly filed a Section 83(b) election).

Tax Withholding (Employees only)

        In most cases, at the time the shares of restricted stock vest, if you are an employee, you will be responsible for FICA and other employment taxes. This generally would mean that 8.5% of the fair market value of the restricted stock at the time of vesting (determined under the tax rules) would have to be withheld in payment of employment taxes or you will otherwise have to pay the applicable withholding taxes. In the case of a vesting event where the withholding is satisfied by withholding shares of the restricted stock that has vested, this generally would mean that 8.5% of the fair market value of the restricted stock at the time of vesting (determined under the tax rules) would have to be withheld in payment of Social Security and Medicare taxes. If, during the calendar year, your other wages have exceeded the Social Security taxable wage base for that year ($102,000 for 2008), your FICA tax withholding rate will be reduced for the remainder of the year to 1.45%. In addition, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the shares' vesting date (determined under the tax rules), much like the obligation that arises when we pay you your salary. You may satisfy these tax withholding obligations by one of the methods described in the response to Question 42 and in Section 14. In addition, irrespective of your election, Isle of Capri will be authorized under the 2000 Plan and your restricted stock agreement to withhold from the number of shares to be delivered to you that number of shares having a fair market value equal to the amount required by law to be withheld or paid with respect to your restricted stock award.

        For employees who properly make a Section 83(b) election for any shares of restricted stock that is granted to them, FICA tax and income tax withholding requirements will be determined, and must be satisfied, at the time that the Section 83(b) election is made based on the fair market value of the shares for which the election is made on the date the shares are granted, even though they are not yet vested. Although we generally do not have a withholding obligation with respect to directors, directors who make an 83(b) election will be required to recognize ordinary income at the time the 83(b) election is made based on the fair market value of the shares for which the election is made on the date the shares are granted, even though they are not yet vested.

        The income tax withholding may be insufficient to cover your final income tax liability with respect to your shares. You should consult with your tax advisor to determine whether you should make estimated tax payments for each year in which your shares vest (determined under the tax rules) or, if you properly make a Section 83(b) election, the year in which your shares are granted.

        You should review Section 14 carefully for a more detailed discussion of the material U.S. federal income tax consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

BUSINESS-RELATED RISKS

        For a description of risks related to Isle of Capri's business, please see the discussion of risks associated with our business under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008.

THE OFFER

Section 1. Eligibility.

        Individuals who hold options to purchase shares of Isle of Capri common stock, par value $0.01 per share and have an exercise price of at least $10.00 and who are directors or employees of Isle of Capri on September 5, 2008 and remain directors or employees (even if on an approved leave of absence) on the date on which the tendered options are canceled and shares of restricted stock are granted or cash is paid are eligible to participate in this offer. If you resign or receive a notice of termination at any time before the date on which the tendered options are canceled, you are not eligible to participate in the offer.

Section 2. Number of Shares of Restricted Stock; Amount of Cash; Expiration Date.

        We are offering to exchange outstanding eligible options to purchase our common stock granted under our Plans that have an exercise price greater than a "threshold price" ("eligible options") for (i) shares of restricted stock that we will grant under the 2000 Plan (if all of your eligible options are exchangeable in this offer for a total of 1,000 or more shares of restricted stock) or (ii) cash (if all of your eligible options would otherwise be exchangeable for a total of less than 1,000 shares of restricted stock).

        Shares of restricted stock are shares of our common stock that will be issued to a participant in the exchange offer promptly following the expiration of the exchange offer and that will be subject to vesting. The threshold price is an exercise price of $10.00. Any options that you hold that have exercise prices that are less or equal to the threshold price will not be eligible for exchange and will be automatically excluded from the offer. Our offer is subject to the terms and conditions described in this Offer to Exchange, the Letter of Transmittal and the Notice of Withdrawal.

        As of September 5, 2008, options to purchase approximately 4,000,000 shares of our common stock were outstanding under the Plans. Of these, options to purchase approximately 2,900,000 shares of our common stock have exercise prices greater than $10.00 per share and are thus potentially eligible to participate in this offer. Assuming all such options remain eligible to participate in the offer following the determination of the closing sale price of our common stock on the date the offer expires and are properly tendered for exchange, we will issue approximately 400,000 shares of restricted stock.

        You may tender for exchange any or all of your eligible options. For the purposes of this offer, the term "option" means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you must exchange all of the unexercised portion of a particular option grant if you wish to exchange any of that particular option—an exchange of a portion of an outstanding unexercised option will not be permitted.

        If all of your eligible options are exchangeable in this offer for a total of 1,000 or more shares of restricted stock, you will receive shares of restricted stock in the exchange if you elect to tender some or all of your options. The number of shares of restricted stock you will receive in exchange for a canceled eligible option will be determined by the applicable exchange ratio. An exchange ratio represents the number of shares subject to an eligible option that will be canceled in exchange for the grant of one share of restricted stock under this exchange program. The restricted stock will be granted under, and will be subject to the terms and conditions of, our 2000 Plan and an award agreement between Isle of Capri and the eligible optionholder.

        If all of your eligible options would otherwise be exchangeable for a total of less than 1,000 shares of restricted stock (as described in the preceding paragraph), you will receive cash in the exchange if you elect tot ender some or all of your options.

        Separate from the Offer to Exchange, you should have received an Individual Statement of Options. This statement identifies each of the options you currently hold which has an exercise price greater than $10.00 per share and therefore may be eligible for exchange and the exchange ratio or the amount of cash that applies to each option. A complete schedule of the options and the applicable exchange ratios or the amount of cash payable in respect of each option is set forth below. If you did not receive or have misplaced your Individual Statement of Options, you may request another copy of your statement by contacting either our Chief Financial Officer, Dale Black, at (314) 813-9327 or via e-mail to dale.black@islecorp.com or our General Counsel, Ed Quatmann, at (314) 813-9313 or via e-mail to ed.quatmann@islecorp.com.

        The number of shares of restricted stock that we are offering in exchange for each eligible option is determined by an exchange ratio based upon on the exercise price of the eligible option. The exchange ratio for each option is shown in the table below. If all of your eligible options are exercisable for a total of less than 1,000 shares of Restricted Stock, however, you will receive cash instead of shares of restricted stock if you tender your options for exchange. The amount of cash payable for each option is also shown in the table below.

Per Share Exercise Price of Eligible Option and Grant Date	Shares of Restricted Stock for Exchanged Options (1)	Cash for Exchanged Options (2)
$10.25 9/22/1999	One share of restricted stock for every 16.00 exchanged options	$0.4276 for every one exchanged option
$15.470 9/15/2000	One share of restricted stock for every 20.50 exchanged options	$0.3337 for every one exchanged option
$18.50 3/26/2002	One share of restricted stock for every 126.50 exchanged options	$0.0525 for every one exchanged option
$20.80 4/17/2002	One share of restricted stock for every 221.25 exchanged options	$0.0300 for every one exchanged option

Per Share Exercise Price of Eligible Option and Grant Date	Shares of Restricted Stock for Exchanged Options (1)	Cash for Exchanged Options (2)
$15.535 10/8/2002	One share of restricted stock for every 8.75 exchanged options	$0.7817 for every one exchanged option
$20.550 10/10/2003	One share of restricted stock for every 9.75 exchanged options	$0.7016 for every one exchanged option
$23.385 1/14/2004	One share of restricted stock for every 11.00 exchanged options	$0.6220 for every one exchanged option
$20.270 10/8/2004	One share of restricted stock for every 7.75 exchanged options	$0.8826 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 442.75 exchanged options expiring 9/22/2009	$0.0150 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 73.75 exchanged options expiring 9/15/2010	$0.0900 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 29.50 exchanged options expiring 10/02/2011	$0.2250 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 17.00 exchanged options expiring 10/08/2012	$0.3900 for every one exchanged option
$25.03 12/13/2004	One share of restricted stock for every 12.50 exchanged options expiring 10/10/2013	$0.5325 for every one exchanged option
$26.120 2/3/2005	One share of restricted stock for every 9.50 exchanged options	$0.7209 for every one exchanged option
$24.540 5/5/2005	One share of restricted stock for every 8.50 exchanged options	$0.8047 for every one exchanged option

Per Share Exercise Price of Eligible Option and Grant Date	Shares of Restricted Stock for Exchanged Options (1)	Cash for Exchanged Options (2)
$20.180 10/7/2005	One share of restricted stock for every 6.50 exchanged options	$1.0523 for every one exchanged option
$25.355 1/10/2006	One share of restricted stock for every 7.75 exchanged options	$0.8828 for every one exchanged option
$25.010 10/26/2006	One share of restricted stock for every 6.75 exchanged options	$1.0133 for every one exchanged option
$28.645 2/26/2007	One share of restricted stock for every 7.25 exchanged options	$0.9439 for every one exchanged option
$23.705 7/16/2007	One share of restricted stock for every 6.00 exchanged options	$1.1402 for every one exchanged option
$23.700 7/31/2007	One share of restricted stock for every 6.00 exchanged options	$1.1400 for every one exchanged option
$20.135 10/16/2007	One share of restricted stock for every 5.25 exchanged options	$1.3029 for every one exchanged option
$19.555 11/5/2007	One share of restricted stock for every 5.00 exchanged options	$1.3575 for every one exchanged option
$17.100 12/17/2007	One share of restricted stock for every 4.50 exchanged options	$1.5200 for every one exchanged option

(1)
If all of your eligible options are exchangeable for a total of 1,000 or more shares of restricted stock (even if you exchange fewer than all of your eligible options), you will receive shares of restricted stock in this offer.

(2)
If all of your eligible options are exchangeable for a total of less than 1,000 shares of restricted stock, you will receive cash instead of shares of restricted stock.

        For purposes of applying the exchange ratios, fractional shares of restricted stock will be rounded to the nearest whole share of restricted stock on a grant by grant basis (with fractional shares of restricted stock greater than or equal to 0.5 rounded up to the nearest whole share of restricted stock and fractional shares of restricted stock less than 0.5 rounded down to the nearest whole share of restricted stock). For example, if a director or an employee elects to exchange an eligible option to purchase 1,000 shares of our common stock and the exchange ratio applicable to that option is 16 to 1

(meaning that one share of restricted stock will be issued for each sixteen (16) shares subject to the canceled option), that director or employee will receive a total of 63 shares of restricted stock (i.e., 1,000 divided by the exchange ratio is 62.5 shares, which rounded to the nearest whole number is 63 shares).

         Please note:    The exchange ratios and the amount of cash payable apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios and cash payments.

        The exchange ratio and the amount of cash payable per option was determined based on a number of factors, including the value of outstanding eligible options based on the Black-Scholes valuation methodology. The Black-Scholes option pricing model is a widely-used method for valuing stock options and uses the following factors: (i) stock price, (ii) the exercise price of the option, (iii) the expected remaining term of the option, (iv) the volatility of the stock price, (v) a risk-free interest rate, and (vi) the expected dividend yield of the stock. Some of these factors are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company has used the following assumptions:

  •
  Stock price: the closing stock price of our common stock on June 2, 2008, or $6.64 per share.

  •
  Exercise price: the exercise price of the eligible option.

  •
  Expected remaining term of the option: the remaining contractual life of the eligible option as of June 2, 2008.

  •
  Volatility: 48%.

  •
  Risk-free interest rate: Based on U.S. Treasury Strips with maturities consistent with the remaining terms of the options.

  •
  Expected dividend yield: zero.

        In applying the Black-Scholes option pricing model to value the eligible options, the assumptions that varied from option to option were their exercise prices and remaining term, while the assumptions for our stock price, its volatility, a risk-free interest rate and expected dividend yield were common to our valuation of all eligible options. These values are similar to those that we have used in valuing our options for purposes of determining our earnings in our financial statements.

        The aggregate value of the shares of restricted stock or the amount of cash, as the case may be, that you will receive if you elect to participate in the offer will be approximately 75% of the aggregate Black-Scholes value of the eligible options you surrender for exchange. The Board of Directors approved the exchange ratios to (i) reduce the cost of the offer to us, which will be reported in our financial statements, (ii) to reduce significantly the "overhang" of outstanding awards of our stock under our equity plans and potential dilution to our stockholders and (iii) reduce the Company's administrative burden with respect to the Plans. Because the number of shares of restricted stock that will be issued in this offer is less than the number of shares subject to outstanding options, it will also increase the number of shares available that we may use for future equity award grants under the 2000 Plan, although it will not increase the total number of shares that we may issue under the 2000 Plan. Because option valuation is inherently speculative and imprecise, in addition to considering the relationship between the value of your options and the value of any restricted stock or cash that you would receive pursuant to this offer, you also should consider the other matters discussed or referenced in this Offer to Exchange as part of your overall decision whether to participate in the exchange.

        This offer will expire on the expiration date. The term "expiration date" means midnight, Central Time, on October 2, 2008 unless we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will mean the latest time and date at which the offer expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.

Section 3. Purpose of the Offer.

        We are making this exchange offer (i) for compensatory purposes, (ii) to reduce the "overhang" of outstanding stock options and (iii) to reduce the Company's administrative burdens with respect to the Plans. Because the number of shares of restricted stock that will be issued in this offer is less than the number of shares subject to outstanding options and the shares of common stock underlying options repurchased for cash will be returned to the pool of common stock available under the 2000 Plan, it will also increase the number of shares available to us that we may use for future equity award grants under the 2000 Plan, although it will not increase the total number of shares that we may issue under the 2000 Plan.

        We granted options under the Plans to provide our directors and employees an opportunity to acquire or increase their proprietary interest in Isle of Capri, thereby creating a stronger incentive to expend maximum effort for our growth and success, and encouraging our directors and employees to continue their service with Isle of Capri. However, in light of the decline in the market price of our common stock over the last several years, a considerable number of our directors and employees are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this offer we expect to be able to provide better performance incentives for our directors and employees and more closely align the interests of our directors and employees with those of our stockholders in maximizing stockholder value.

        In addition, many of the eligible options have been out-of-the-money for extended periods of time and, therefore, have remained outstanding. Coupled with periodic grants of options to new and continuing directors and employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option "overhang." Under this offer, participating directors and employees will receive fewer shares of restricted stock than the number of shares subject to options that are canceled in the exchange. Shares subject to the canceled options will be cancelled and will, however, become available for the future grant of awards.

        Further, the increase in the number of options outstanding and the number of directors and employees holding options has increased the amount of recordkeeping that we must do in connection with the Plans. By paying cash to directors and employees that would otherwise receive less than 1,000 shares of restricted stock, we will reduce the number of directors and employees holding options under the Plans.

        Although our Board of Directors has approved this offer, it recognizes that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. None of the Company, our Stock Option and Compensation Committee or our Board of Directors is making any recommendation to you as to whether you should elect to exchange your options. The restricted stock we are offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 4. Procedures for Tendering Options.

Proper Tender of Options.

        To properly tender your options for exchange, you must timely submit an election to participate by, completing, signing and dating the Letter of Transmittal provided to you in connection with this Offer to Exchange and delivering it to us according to the instructions contained in the Letter of Transmittal. You may request an additional copy of the Letter of Transmittal using the contact information in this Section 4. The Letter of Transmittal must be delivered by via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

         Via Electronic Delivery:    Scan the completed and signed Letter of Transmittal and e-mail it to tenderoffer@islecorp.com.

         Via Facsimile:    To Isle of Capri Casinos, Inc., Attn: Dale R. Black, facsimile number (314) 813-9480.

         Via Regular Mail, Overnight Courier or Hand Delivery:    To Isle of Capri Casinos, Inc., Attn: Dale R. Black, 600 Emerson Road, Suite 300, St. Louis, Missouri 63141.

        Your election to exchange will be effective only after you properly submit a Letter of Transmittal before the offer expires.

        Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a "submitted election." To be timely, your election must be RECEIVED by us before the offer expires by delivery of a Letter of Transmittal as described above.

        The method of delivery of your Letter of Transmittal is at your election and risk. Your Letter of Transmittal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. We intend to electronically confirm our receipt of your submitted Letter of Transmittal within two (2) business days of receipt. If we fail to notify you of our receipt of your Letter of Transmittal, it will NOT affect the validity of your Letter of Transmittal. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any submitted elections or any options tendered for exchange to the extent that we determine they are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. We may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

        If you elect to exchange your options by submitting a Letter of Transmittal in accordance with the procedures described above, you will have accepted the terms and conditions of our offer. If we accept the eligible options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to Exchange and the Letter of Transmittal. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Options.

        If you elect to exchange your eligible options and we accept such options for exchange, effective on our acceptance, the eligible options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to enter into an award agreement governing the terms of your restricted stock award. If you do not elect to exchange your eligible options, you properly withdraw a previously submitted election or any of the options you tender for exchange are not eligible because their exercise price is not greater than the threshold price, you will not participate in the offer with respect to such options, and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

        You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and copies of the Letter of Transmittal by contacting contact either our Chief Financial Officer, Dale Black, at (314) 813-9327 or via e-mail to dale.black@islecorp.com or our General Counsel, Ed Quatmann, at (314) 813-9313 or via e-mail to ed.quatmann@islecorp.com.

Section 5. Withdrawal Rights and Change of Election.

        You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

        You may withdraw your tendered options from the option exchange offer at any time before midnight, Central Time, on October 2, 2008. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered eligible options promptly following the expiration of the offer. However, if we have not accepted and canceled your properly tendered options by midnight, Central Time, on October 30, 2008, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.

        Any of the options you tender for exchange having an exercise price that is not greater than the threshold price will be ineligible to participate and automatically excluded from the offer. Such excluded options will remain outstanding and will be exercisable in accordance with their terms.

        To withdraw any or all of your tendered options, you must submit to us the Notice of Withdrawal provided to you in connection with this Offer to Exchange. The Notice of Withdrawal must be delivered via electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

         Via Electronic Delivery:    Scan the completed and signed Notice of Withdrawal and e-mail it to tenderoffer@islecorp.com.

         Via Facsimile:    To Isle of Capri Casinos, Inc., Attn: Dale R. Black, facsimile number (314) 813-9480.

         Via Regular Mail, Overnight Courier or Hand Delivery:    To Isle of Capri Casinos, Inc., Attn: Dale R. Black, 600 Emerson Road, Suite 300, St. Louis, Missouri 63141.

        Your election to withdraw previously tendered options from the option exchange offer will be effective only after you properly submit a Notice of Withdrawal before the offer expires.

        If you later decide to make a new election to tender eligible options in this offer, you must request and submit a new Letter of Transmittal by following the instructions in Section 4. Please see Section 4 for the contact information you should use to request additional copies of the Letter of Transmittal or the Notice of Withdrawal. The final change to your elections that you submit to us prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

        You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a new properly completed and executed Letter of Transmittal before the offer expires.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.

        To be timely, your election to withdraw previously tendered options from this offer must be RECEIVED by us before the offer expires by delivery of a Notice of Withdrawal as described above.

        The method of delivery of your Notice of Withdrawal is at your sole election and risk. Your Notice of Withdrawal will be effective upon receipt. In all cases, you should allow sufficient time to ensure we receive it in time. We intend to electronically confirm our receipt of your submitted Notice of Withdrawal within two (2) business days of receipt. If we fail to notify you of our receipt of your Notice of Withdrawal, if will NOT affect the validity of your Notice of Withdrawal. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Section 6. Acceptance of Options for Exchange and Issuance of Restricted Stock and Payment of Cash.

        Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted by us pursuant to this offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. Restricted stock and cash for accepted options will be paid, as the case may be, as of the date of our acceptance. If we accept and cancel options properly tendered for exchange after October 2, 2008, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the restricted stock will be granted and cash will be paid, as the case may be, will be similarly delayed.

        For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when we give notice to option holders of our acceptance. We will give notice of our acceptance, which may be by e-mail, facsimile or press release, promptly following the expiration date.

        All restricted stock awards will be granted under our 2000 Plan and will be subject to the terms and conditions of an award agreement between you and Isle of Capri. As promptly as practicable after the grant date, we will send you an award agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in). This agreement will be effective from and as of the grant date. There will be no terms or conditions associated with any cash payments that we make in connection with this offer.

        If you are not an eligible director or employee of Isle of Capri on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination and our offer will not affect the terms of your existing options.

        It is possible that, prior to the cancellation of options tendered for exchange and the grant of restricted stock and the payment of cash, we might effect or enter into an agreement for a merger or other similar transaction in which we are acquired by another company. If there is a sale of all or substantially all of our assets or stock or we merge with another company before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

        If we are acquired by another company after the expiration of the offer, your unvested shares of restricted stock will become fully vested and your shares would be treated in the same manner as all other shares of our stock outstanding at the time of the merger or acquisition transaction. Cash payments made in connection with the offer will not be subject to vesting.

Section 7. Conditions of the Offer.

        Subject to rules of the Securities and Exchange Commission and notwithstanding any other provision of the offer, we will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

  •
  there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock in exchange for options, or otherwise relates in any manner to the offer; or that, in our reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

  •
  there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
  •
  make the acceptance for exchange of, or the issuance of restricted stock for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

  •
  delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the tendered options;

  •
  materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us; or

  •
  materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

  •
  there has occurred:
  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks (whether or not mandatory); the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

  •
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

  •
  any significant change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

  •
  any change in the general political, market, economic or financial conditions that could have a material effect on our business, condition (financial or other), operations or prospects that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

  •
  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

  •
  any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

  •
  a tender offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we have learned that:
  •
  any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock

      (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the offer);

    •
    any person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

    •
    any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

  •
  any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or may have a material adverse effect on us and our subsidiaries, taken as a whole.

        The conditions to the offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the offer. Our failure at any time prior to the expiration date to exercise any of these rights will not be deemed a waiver of any rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock.

        Our common stock is currently quoted on the NASDAQ Global Select Market under the symbol "ISLE". The following table sets forth the range of high and low closing prices for our common stock as reported on the NASDAQ Global Select Market for the periods indicated.

	High	Low
Fiscal Year ended April 26, 2009
Second Quarter (through September 4, 2008)	8.27	6.16
First Quarter	7.45	4.20
Fiscal Year Ended April 27, 2008
Fourth Quarter	11.57	6.62
Third Quarter	20.62	10.00
Second Quarter	21.44	18.17
First Quarter	25.56	21.51
Fiscal Year Ended April 30, 2007
Fourth Quarter	$29.07	$24.70
Third Quarter	31.30	24.44
Second Quarter	25.25	19.30
First Quarter	33.01	23.32

        On September 4, 2008, the closing price per share of our common stock as reported by the NASDAQ Global Select Market was $8.27.

        Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies similar to us, and that have often been unrelated or disproportionate to the operating performance of these companies.

        We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock.

Consideration.

        We anticipate that any cash that we pay in connection with the offer will be paid from cash on hand. The number of shares of restricted stock to be granted in exchange for each eligible option will be determined based upon the applicable exchange ratio. Each eligible director and employee will receive an Individual Statement of Options identifying the options held by the director or employee which have exercise prices greater than $10.00 and therefore may be eligible for exchange and how the exchange ratio and the cash payments will apply to each such option.

        We will not issue any fractional shares of restricted stock. Accordingly, any exchange that would result in a fractional share of restricted stock under the applicable exchange ratio will be rounded to the nearest whole number of shares of restricted stock (with 0.5 rounded up).

        As of September 5, 2008, options granted under our Plans were issued and outstanding to purchase an aggregate of approximately 4,000,000 shares of Isle of Capri common stock, of which options held by eligible directors and employees having exercise prices greater than $10.00 per share and thus potentially eligible for exchange in this offer were outstanding to purchase approximately 2,900,000 shares of our common stock. The number of shares subject to options held by eligible directors and employees having exercise prices greater than $10.00 per share equal approximately 9.3% of the total number of shares of our common stock issued and outstanding as of September 5, 2008. If we receive and accept for exchange all such outstanding options having exercise prices greater than $10.00 per share, we will issue approximately 400,000 shares of restricted stock, representing a number of shares equal to approximately 0.7% of the total number of shares of our common stock issued and outstanding as of September 5, 2008 and we will pay out cash in the aggregate amount of approximately $200,000.

Terms of the Restricted Stock.

        For each restricted stock award granted in the offer, we and the participant will enter into a restricted stock agreement. As promptly as practicable after the grant date, we will send you a completed award agreement. The terms and conditions of the restricted stock awards will vary from the terms and conditions of the options tendered for exchange. You must sign and return the award agreement. This agreement will be effective from and as of the grant date. The following description of the restricted stock awards to be granted under the 2000 Plan is a summary of the material terms of these awards.

        Important Note: The description below of the 2000 Plan and the restricted stock awards to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2000 Plan and the applicable form of agreement evidencing the restricted stock award. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (to which this Offer to Exchange is also an exhibit).

  •
  General.  The 2000 Plan was adopted by our Board of Directors and approved by our stockholders on September 15, 2000 and amended in October 2003, October 2005 and October

    2007. The 2000 Plan permits the Stock Option and Compensation Committee of our Board of Directors to grant a variety of equity-based awards, including the restricted stock rights to be granted in this offer.

  •
  Purpose.  The purpose of the 2000 Plan is to (a) attract and retain persons eligible to participate in the 2000 Plan; (b) motivate participants in the 2000 Plan, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further identify interests of participants in the 2000 Plan with those of our other stockholders through compensation that is based on our common stock; and thereby promote our long-term financial interest and that of our subsidiaries, including the growth in value of our equity and enhancement of long-term stockholder return.

  •
  Administration.  The 2000 Plan is administered by the Stock Option and Compensation Committee of our Board of Directors. Subject to the provisions of the 2000 Plan, the Committee selects the individuals eligible to be granted awards under the 2000 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award. The Committee has the authority to interpret the 2000 Plan and to make all other determinations relating to the 2000 Plan.

  •
  Nature of Restricted Stock.  Each restricted stock award consists of shares of Isle of Capri common stock that are issued to the participant at the time the award is granted. The 2000 Plan permits, and the applicable award agreement will provide, that we may issue shares to a participant by delivering evidence of book entry shares credited to the participant's account. Between the date on which a restricted stock award is granted and the date on which shares subject to the award vest, the value of the award will fluctuate based on the market price of our common stock, although you will have no right to sell or otherwise transfer such shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted shares of restricted stock.

  •
  Vesting.  All restricted stock received in exchange for eligible options will vest on the third anniversary of the date of grant. Notwithstanding the foregoing, all restricted stock received in exchange for eligible options will vest prior to the third anniversary of the date of its issue upon (a) the date your position as a director or employee with us terminates by reason of your death, Disability or Retirement (as such capitalized terms are defined in the Form of Restricted Stock Agreement), (b) a Change in Control (as defined in the 2000 Plan) that occurs on or before your position as a director or employee with us terminates and (c) the occurrence of any other acceleration event described in a written employment agreement, if any, between you and us. We will grant restricted stock awards promptly following the expiration of the offer in exchange for properly tendered options. If your position as a director or employee with us terminates before your restricted stock has vested, you will forfeit any shares of restricted stock that remain unvested on the date your position as director or employee terminates.

  •
  Delivery of Common Shares.  Upon vesting of restricted stock, the shares of vested stock will be transferred to you.

  •
  Termination of Service.  If you cease to be a director or an employee of Isle of Capri or any of our subsidiaries at any time prior to the vesting of your restricted stock, all unvested restricted stock at the time of termination of service will be forfeited.

  •
  Transfer Restrictions.  Until they have vested, your shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

  •
  Voting and Dividend Rights.  If you are granted shares of restricted stock, you will have the right to vote and to receive any dividends we may pay with respect to such shares.

  •
  Adjustments Upon Certain Events.  Subject to any required action by our stockholders, in the event of any change in our common stock effected without receipt of consideration by Isle of Capri, whether through recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than shares of our common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of common stock, appropriate adjustments will be made in the number and kind of shares subject to restricted stock awards, as determined by the Stock Option and Compensation Committee of our Board of Directors in its discretion.

  •
  Amendment or Termination of the 2000 Plan.  The Stock Option and Compensation Committee of our Board of Directors has the authority to amend, suspend or terminate the 2000 Plan at any time, provided that no such amendment, suspension or termination may materially and adversely affect any then outstanding restricted stock or other awards under the 2000 Plan without the consent of the participant.

  •
  Registration of Shares.  The shares of Isle of Capri common stock issuable in connection with the exchange have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of Isle of Capri, and subject to insider trading laws, you will generally be able to sell the vested restricted stock free of any transfer restrictions under applicable United States securities laws.

  •
  Tax Consequences.  If you are director or an employee, you should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the acquisition, holding and vesting of shares of restricted stock under this offer. We strongly urge you to consult with your tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

Section 10. Information Concerning Isle of Capri Casinos, Inc.

         General.    Isle of Capri is incorporated in the State of Delaware. Our principal executive offices are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and our telephone number at that address is (314) 813-9200.

        Isle of Capri Casinos is a leading developer, owner and operator of branded gaming facilities and related lodging and entertainment facilities in markets throughout the United States and internationally. Our wholly owned subsidiaries own and operate fourteen casino gaming facilities in the United States located in Black Hawk, Colorado; Lake Charles, Louisiana; Lula, Biloxi and Natchez, Mississippi; Kansas City, Caruthersville and Boonville, Missouri; Bettendorf, Davenport, Waterloo and Marquette, Iowa; and Pompano Beach, Florida. Our international gaming interests include wholly owned casinos in Freeport, Grand Bahamas and Coventry, England and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England. We also wholly own and operate a pari-mutuel harness racing facility in Pompano Beach, Florida at the site of our Pompano Park casino facility.

        The Company's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "ISLE".

        Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no specific plans or proposals that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  •
  any material change in our present dividend rate or policy, our indebtedness or capitalization;

  •
  any change in the present out board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  our common shares being delisted from the NASDAQ Global Select Market;

  •
  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

  •
  the acquisition or disposition by any person of any of our securities; or

  •
  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

        We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of this offer.

         Certain Financial Information.    Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Isle of Capri's Annual Report on Form 10-K for our fiscal year ended April 27, 2008 and in Isle of Capri's Quarterly Report on Form 10-Q for our fiscal quarter ended July 27, 2008, each of which is incorporated herein by reference. See Section 17.

        The following data has been derived from our audited consolidated financial statements and our unaudited interim consolidated financial statements, and should be read in conjunction with those statements. Historical results are not necessarily indicative of future results.

	Unaudited
	Quarter Ended(1)		Fiscal Year Ended(1)
	July 27, 2008	July 29, 2007	April 27, 2008	April 29, 2007	April 30, 2006	April 24, 2005	April 25, 2004
	(dollars in millions, except per share data)
Statement of Operations
Revenues:
Casino	$281.0	$277.2	$1,121.9	$1,015.6	$1,004.1	$957.6	$948.9
Rooms	13.7	13.8	49.5	49.6	37.0	33.1	33.4
Pari-mutuel commissions and fees	4.3	4.6	19.1	20.0	20.5	20.1	20.3
Food, beverage and other	33.0	34.1	136.5	130.6	125.9	124.9	120.3

Gross revenues	332.0	329.7	1,327.0	1,215.9	1,187.5	1,135.6	1,122.9
Less promotional allowances	(49.7)	(51.2)	(201.6)	(214.5)	(200.2)	(188.3)	(183.4)

Net revenues	282.3	278.5	1,125.4	1,001.4	987.3	947.3	939.5
Operating expenses:
Casino	40.4	39.4	163.3	159.5	151.9	157.3	150.8
Gaming taxes	71.1	69.1	288.4	210.4	219.4	215.1	207.8
Rooms	3.4	3.2	12.0	9.8	8.5	7.5	7.5
Pari-mutuel	3.2	3.7	16.8	15.3	16.1	15.5	15.4
Food, beverage and other	11.3	11.6	45.5	32.3	31.5	29.9	26.5
Marine and facilities	16.9	16.5	68.0	60.2	57.0	56.3	53.5
Marketing and administrative	68.3	69.3	290.6	269.3	246.3	236.9	232.6
Corporate and development	10.3	11.1	49.0	57.2	57.8	41.0	32.9
Valuation and other charges	6.0	—	85.2	8.5	13.4	4.1	—
Preopening	—	6.1	6.5	13.6	0.3	0.2	2.3
Depreciation and amortization	32.7	30.6	136.1	99.5	88.8	80.5	76.9

Total operating expenses	263.7	260.5	1,161.4	935.6	891.0	844.3	806.2

Operating income (loss)	18.6	18.0	(36.0)	65.8	96.3	103.0	133.3
Interest expense	(24.7)	(25.8)	(109.3)	(89.2)	(76.3)	(65.0)	(69.8)
Interest income	0.6	1.1	3.8	7.5	2.7	1.6	0.5
Loss on early extinguishment of debt	—	(2.2)	(15.3)	—	(2.1)	(5.3)	(14.1)

Income (loss) from continuing operations before income taxes and minority interest	(5.5)	(8.9)	(156.8)	(15.9)	20.7	34.3	49.8
Income tax benefit (provision)	1.8	3.7	64.8	(1.9)	(5.6)	(11.3)	(12.4)
Minority interest	—	(1.9)	(4.9)	(3.6)	(6.5)	(5.4)	(10.0)

Income (loss) from continuing operations	(3.6)	(7.1)	(96.9)	(21.3)	8.6	17.6	27.4
Income from discontinued operations, net of income taxes	—	—	—	16.7	10.2	2.2	0.2

Net income (loss)	$(3.6)	$(7.1)	$(96.9)	$(4.6)	$18.9	$19.7	$27.7

Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.12)	$(0.23)	$(3.16)	$(0.70)	$0.29	$0.59	$0.93
Income from discontinued operations	—	—	—	0.55	0.34	0.07	0.01

Net Income (loss)	$(0.12)	$(0.23)	$(3.16)	$(0.15)	$0.63	$0.66	$0.94

	Unaudited
	Quarter Ended(1)		Fiscal Year Ended(1)
	July 27, 2008	July 29, 2007	April 27, 2008	April 29, 2007	April 30, 2006	April 24, 2005	April 25, 2004
	(dollars in millions, except per share data)
Statement of Operations Data (continued):
Diluted
Income (loss) from continuing operations	$(0.12)	$(0.23)	$(3.16)	$(0.70)	$0.28	$0.57	$0.90
Income from discontinued operations	—	—	—	0.55	0.32	0.07	0.01

Net Income (loss)	$(0.12)	$(0.23)	$(3.16)	$(0.15)	$0.60	$0.64	$0.91

Other Data:
Net cash provided by (used in):
Operating activities	$36.4	$18.8	$133.4	$70.9	$86.7	$169.6	$174.0
Investing activities	$(10.5)	$(138.1)	$(302.4)	$(197.3)	$(176.4)	$(213.8)	$(159.9)
Financing activities	$(7.3)	$68.0	$72.5	$193.5	$64.9	$55.4	$25.8
Capital expenditures*	$8.2	$93.1	$190.5	$451.4	$224.4	$187.9	$151.6
Balance Sheet Data:
Cash and cash equivalents	$110.5	$136.9	$91.8	$188.1	$121.0	$146.5	$134.6
Total assets	$1,970.7	$2,154.7	$1,974.2	$2,075.7	$1,877.7	$1,735.5	$1,547.6
Long-term debt, including current portion	$1,490.3	$1,487.2	$1,507.3	$1,418.0	$1,219.1	$1,153.8	$1,086.5
Stockholders' equity	$190.1	$277.5	$188.0	$281.8	$280.2	$260.1	$238.3

*
Excludes: destroyed Biloxi casino barge of $7.4 million in fiscal 2005 and $36.8 million in fiscal 2006, and Biloxi temporary casino of $37.9 million in fiscal 2006 and discontinued operations of Vicksburg and Bossier City

(1)
Our fiscal year ended April 30, 2006 includes 53 weeks while all other fiscal years include 52 weeks. The operating results and data from continuing operations presented for fiscal years prior to fiscal year 2005 are not comparable to other fiscal years presented because they do not include the operating results of the Isle-Our Lucaya, which we opened on December 15, 2003, the Blue Chip-Dudley, which we acquired on November 28, 2003, the Blue Chip-Wolverhampton, which we opened on April 22, 2004, and the Blue Chip-Walsall, which we opened on September 23, 2004. The results of fiscal years 2004-2007 reflect Bossier City, Vicksburg and Colorado Grande-Cripple Creek as discontinued operations. We opened new casino operations in Pompano, Waterloo, and Coventry in April 2007, June 2007, and July 2007, respectively. We acquired our casino operations in Caruthersville in June 2007.

For information regarding the accounting consequences of our offer, see Section 12.

Section 11. Interests of Officers; Transactions and Arrangements Concerning the Options.

        A list of our executive officers is attached to this Offer to Exchange as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those executive officers who were beneficial owners of our common stock as of August 13, 2008, please refer to our proxy statement filed on August 21, 2008.

        All of our directors and all of our executive officers who hold eligible options have preliminarily indicated that they plan to exchange all or a portion of their eligible options for shares of restricted stock in the exchange offer.

        Other than as described below and other than transactions in our securities in the ordinary course with persons who are neither executive officers nor directors of Isle of Capri, neither Isle of Capri nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase Isle of Capri common stock, in shares of Isle of Capri common stock, or in other securities convertible into or exercisable for shares of Isle of Capri common stock during the 60 days prior to September 5, 2008.

  •
  On August 20, 2008, Allan B. Solomon, Executive Vice President, exercised options to acquire 36,414 shares of common stock at $3.031 per share.

  •
  On July 22, 2008, Bernard Goldstein, Chairman of the Board of Directors received 2,486 shares of common stock for a deferred bonus granted on June 23, 2003.

  •
  On July 16, 2008, Allan B. Solomon received 1,449 shares of common stock for a deferred bonus granted on June 23, 2003.

  •
  On July 16, 2008, Donn R. Mitchell II, Senior Vice President of UK Operations, received 606 shares of common stock for a deferred bonus granted on June 23, 2003.

  •
  On July 16, 2008, Robert F. Griffin, Senior Vice President, received 1,833 shares of common stock for a deferred bonus granted on June 23, 2003.

  •
  On July 11, 2008, Robert S. Goldstein, Director, and Jeffrey D. Goldstein, Director transferred 500,000 shares to a trust in which they have indirect beneficial ownership.

  •
  On July 11, 2008, Donn R. Mitchell II purchased 10,000 shares of common stock at $4.217 per share.

  •
  On July 10, 2008, Douglas Burkhalter, Senior Vice President- Marketing, purchased 10,000 shares of common stock at $4.38 per share.

  •
  On July 10, 2008, Robert S. Goldstein and Jeffrey D. Goldstein purchased 772 shares of common stock at an average price of $4.514 per share through a trust in which they have indirect beneficial ownership.

  •
  On July 10, 2008, the Goldstein Group, Inc., which is indirectly beneficially owned by Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein, purchased 9,039 shares of common stock at an average price of $4.514 per share.

  •
  On July 10, 2008, Robert S. Goldstein purchased 2,034 shares of common stock at an average price of $4.514 per share for the benefit of his children.

  •
  On July 10, 2008, Jeffrey D. Goldstein purchased 2,099 shares of common stock at an average price of $4.514 per share for the benefit of his children.

  •
  On July 9, 2008, Robert S. Goldstein and Jeffrey D. Goldstein purchased 1,600 shares of common stock at $4.7038 per share through a trust in which they have indirect beneficial ownership.

  •
  On July 9, 2008, the Goldstein Group, Inc., which is indirectly beneficially owned by Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein, purchased 18,743 shares of common stock at $4.7038 per share.

  •
  On July 9, 2008, Robert S. Goldstein purchased 4,212 shares of common stock at $4.7038 per share for the benefit of his children.

  •
  On July 9, 2008, Jeffrey D. Goldstein purchased 4,167 shares of common stock at $4.7038 per share for the benefit of his children.

  •
  On July 8, 2008, Robert S. Goldstein and Jeffrey D. Goldstein purchased 2,000 shares of common stock at $4.579 per share through a trust in which they have indirect beneficial ownership.

  •
  On July 8, 2008, the Goldstein Group, Inc., which is indirectly beneficially owned by Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein, purchased 23,427 shares of common stock at $4.579 per share.

  •
  On July 8, 2008, Robert S. Goldstein purchased 5,176 shares of common stock at $4.579 per share for the benefit of his children.

  •
  On July 8, 2008, Jeffrey D. Goldstein purchased 5,210 shares of common stock at $4.579 per share for the benefit of his children.

  •
  On July 7, 2008, Robert S. Goldstein and Jeffrey D. Goldstein purchased 1,628 shares of common stock at an average price of $4.354 per share through a trust in which they have indirect beneficial ownership.

  •
  On July 7, 2008, the Goldstein Group, Inc., which is indirectly beneficially owned by Bernard Goldstein, Robert S. Goldstein and Jeffrey D. Goldstein, purchased 19,072 shares of common stock at an average price of $4.354 per share.

  •
  On July 7, 2008, Robert S. Goldstein purchased 4,376 shares of common stock at $4.579 per share for the benefit of his children.

  •
  On July 7, 2008, Jeffrey D. Goldstein purchased 4,244 shares of common stock at $4.579 per share for the benefit of his children.

  •
  On July 7, 2008, James Perry, Executive Vice President and Chief Executive Officer, purchased 40,000 shares of common stock at $4.8038 per share.

  •
  On July 7, 2008, Virginia McDowell, President, purchased 10,000 shares of common stock at $4.6715 per share.

  •
  On July 7, 2008, Dale Black, Senior Vice President and Chief Financial Officer, purchased 7,500 shares of common stock at $4.49 per share.

  •
  On July 1, 2008, Edmund L. Quatmann, Jr., Senior Vice President, General Counsel and Secretary, was granted options to acquire 110,000 shares of common stock at an exercise price of $4.62 per share, vesting 20% per year beginning on July 1, 2009.

        Except as described in this Offer to Exchange and in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers), directors and consultants under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this Offer to Exchange with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12. Accounting Consequences of the Offer.

        In connection with the issuance of shares of restricted stock in exchange for tendered options that we accept for cancellation, we may be required to recognize incremental compensation expense for the excess of the value of the restricted stock over the value of the tendered options on the cancellation date. Such incremental compensation expense will be recognized over the vesting period as the restricted stock. Because of the exchange ratio (See Section 2), we believe the incremental compensation expense, if any, will be minimal.

Section 13. Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or restricted stock as described in this Offer to Exchange. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 7.

Section 14. Material U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of option holders.

        You are urged to consult your tax advisor with respect to the federal, state and local consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

         Option Exchange for Cash.    You will be subject to current U.S. federal income taxation if you elect to exchange your eligible options for cash. The amount of cash you receive in exchange for your eligible options will be taxed as ordinary income in the year you receive the cash. As such, the cash you receive will be subject to withholding as described more fully below.

         Option Exchange and Grant of Restricted Stock.    We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. We do not believe that there will be any immediate U.S. federal income tax consequences solely as a result of your receipt of a restricted stock award in exchange for your eligible options if you are subject to U.S. federal income taxation. We believe, however, that you will recognize ordinary income at the time the shares vest for purposes of the tax rules or if you file an election under Section 83(b) of the Code, each as described below.

         Vesting of Restricted Stock.    When shares of restricted stock granted to you vest, you will generally recognize ordinary income equal to the fair market value of the shares that become vested. We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NASDAQ Global Select Market on the vesting date, or if not reported on such date, on the last day prior to the vesting date on which such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your vested restricted stock. Generally, you will become vested in the shares for purposes of the tax rules at the time you are vested in the shares for all other purposes. If, however, you attain age 65 while you are an employee or director and prior to the date on which the shares would otherwise vest, you will be treated as being vesting in the shares of restricted stock for purposes of the tax rules on the date that you attain age 65. If you are age 65 at the time of the grant of the shares of restricted stock, you will be treated as being vested in the shares for purposes of the tax rules at the time the shares are granted.

         Election under Section 83(b).    You may elect to be taxed at the time that shares of restricted stock are granted to you as if the shares were not subject to vesting conditions by filing an election with the Internal Revenue Service under Section 83(b) of the Code no later than 30 days after the date of grant of the shares. If you properly file a Section 83(b) election, you will generally recognize ordinary income equal to the fair market value of all of the shares determined on the date of grant.

         Subsequent Sale of Shares.    Your tax basis in the shares granted to you will be equal to the fair market value on the date of vesting (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following the date on which the shares vested. However, if you filed a Section 83(b) election, your tax basis will be equal to the fair market value of the shares on the date they were granted to you, and the capital gain holding period will commence on the date of grant. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed of. If you dispose of shares of common stock after you have held the shares for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals are subject to a more favorable rate of tax (currently, a maximum rate of 15%) than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

         Income Recognition and Withholding Taxes.    If you are an employee, at the time you recognize ordinary income, we will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the receipt of cash in exchange for eligible options or the vesting of your restricted stock (or acquisition of the shares if you file a Section 83(b) election) will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock award. If you are a director, no withholding should be required but you will be required to recognize ordinary income on the amount of the cash you receive in exchange for eligible options or the vesting of your restricted stock (or the acquisition of the shares if you file a Section 83(b) election) and such amount will be reported on your year-end Form 1099 reported to the Internal Revenue Service.

        As a condition to our delivering shares of common stock to you, you must make arrangements with us to satisfy all tax withholding obligations. If you are an employee, we are offering you two alternatives (unless you file a Section 83(b) election or unless you vest in the shares for purposes of the tax rules due to your attainment of age 65 prior to the date on which the shares would otherwise vest) to satisfy your income and employment tax obligations. The alternatives are as follows:

  •
  You may elect to sell a portion of the vested shares on each quarterly vesting date in an amount at least sufficient to provide for the required minimum income and employment withholding taxes. If you make this election, you must sell on the vesting date (or on the next business day if the vesting date is not a day on which the markets are open for trading) the required number of shares and withhold from the sale proceeds, net of sale commissions and fees, the required minimum income and employment withholding taxes and remit them directly to us.

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  You may elect to pay us, on or before the third business day following each quarterly vesting date (unless we notify prior to the vesting date that you must deliver your check on an earlier date), the required minimum income and employment withholding taxes by delivering a personal check to us. You will be prevented from transferring or selling the vested shares until we have received your check. However, if you have elected to pay withholding taxes by check but fail to deliver your check in the correct amount on or before the required date, we will be authorized to sell on your behalf a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation.

        You will be required to make a separate election for each restricted stock award you receive in the exchange program at the time you receive your restricted stock agreement. This election will be made by submitting to us a Tax Payment Election Form, a form of which are providing to you and which we filed as an exhibit to the Tender Offer Statement on Schedule TO (to which this Offer to Exchange is also an exhibit) that we filed with the Securities and Exchange Commission. If you elect to sell shares in accordance with the first alternative described above, you will be required to establish a written trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934 and our securities trading policies (unless, prior to the sale, we have in our sole discretion consented to the sale without such a plan).

        If you choose to file a Section 83(b) election with respect to a restricted stock award, you will be required to so certify in your Tax Payment Election Form for that award. In addition, you are required by IRS regulations to submit to Isle of Capri a copy of your Section 83(b) election filed with the IRS and, if you are an employee, you will also be required to make a one-time cash payment to Isle of Capri to cover the income and employment withholding tax due based on the fair market value on the grant date of all of the shares subject to the restricted stock award. Similarly, if you are an employee and you attain age 65 prior to the date on which the shares otherwise vest, you must make a one-time cash payment to Isle of Capri to cover the income and employment withholding tax due based on the fair market value on the date that you attain age 65 (or the grant date if you are age 65 on the grant date). Any payment required by the foregoing provisions must be made by your personal check on or before the third business day following the date of the 83(b) election or the date on which you attain age 65 (or the grant date if you are age 65 on the grant date), as applicable (unless we notify you prior to the date in question that you must deliver your check on an earlier date).

        In addition to the methods described above, and notwithstanding any election you may have made, we may, at our discretion, permit or require satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock vesting under your restricted stock award a number of shares (rounded down to the nearest whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.

        Regardless of which tax withholding alternative is used, you will also authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

        If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will sell on a number of shares as described in the first alternative above sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

Section 15. Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 ("Conditions of the Offer") of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this Offer to Exchange by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of this offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this offer in any respect.

        Amendments to this offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

        If we materially change the terms of this offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

  •
  we increase or decrease the per share exchange value of the options (i.e., increase or decrease what we will give you in exchange for your options);

  •
  we change the type of options eligible to be tendered for exchange in the offer; or

  •
  we increase the number of options eligible to be tendered for exchange in the offer such that the common shares underlying the increased options exceed 10% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

Section 16. Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer.

Section 17. Additional Information.

        With respect to this offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange, the Letter of Transmittal, the Notice of Withdrawal, the Tax Payment Election Form and the Individual Statement of Options, the Plans and the Form of Restricted Stock Agreement, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

  •
  Isle of Capri Casinos, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended July 27, 2008, which is incorporated herein by reference;

  •
  Isle of Capri Casinos, Inc. Annual Report on Form 10-K for its fiscal year ended April 27, 2008, which is incorporated herein by reference;

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  Isle of Capri Casinos, Inc. Definitive Proxy Statement on Schedule 14A for its 2008 annual meeting of stockholders, which is incorporated herein by reference;

  •
  Isle of Capri Casinos, Inc. Current Reports on Form 8-K filed with the Commission on May 1, 2008 and May 5, 2008, which are incorporated herein by reference; and

  •
  the description of our common stock contained in the Isle of Capri Casinos, Inc. Registration Statement on Form 8-A filed with the Commission on February 14, 1997 and amended on February 21, 1997, which is incorporated herein by reference.

        Any amendment or report filed for the purpose of updating such descriptions may be examined, and copies may be obtained, at the Securities and Exchange Commission's public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330. Our filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "ISLE," and our filings with the Commission can also be read at the offices of The Nasdaq Stock Market.

        We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request by writing to Edmund L. Quatmann, Jr., Senior Vice President, General Counsel and Secretary, Isle of Capri Casinos, Inc., 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, or telephoning at (314) 813-9313 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.

        As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you.

Section 18. Forward-Looking Statements.

        Our reports filed with the Securities and Exchange Commission referred to above include forward-looking statements which reflect our views as of the time of the filing of the respective reports with respect to future events and financial performance. All statements other than statements of historical or current facts, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereof or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

        Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from our expectations, are disclosed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 27, 2008 and elsewhere in this Offer to Exchange. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement herein, except as otherwise required by applicable federal securities laws.

        All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

September 5, 2008	Isle of Capri Casinos, Inc.

 APPENDIX A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
OF
ISLE OF CAPRI CASINOS, INC.

The directors and executive officers of Isle of Capri Casinos, Inc., their positions and offices as of September 5, 2008 are set forth in the following table:

Name	Positions and Offices Held
James B. Perry	Chief Executive Officer and Executive Vice Chairman of the Board of Directors
Virginia McDowell	President and Chief Operating Officer
Allan B. Solomon	Executive Vice President
Robert F. Griffin	Senior Vice President of Operations
Dale R. Black	Senior Vice President and Chief Financial Officer
R. Ronald Burgess	Senior Vice President of Human Resources
Douglas Burkhalter	Senior Vice President of Marketing
Donn R. Mitchell, II	Senior Vice President of UK Operations
Paul B. Keller	Senior Vice President and Chief Development Officer
Jeanne-Marie Williams	Senior Vice President and Chief Information Officer
Edmund L. Quatmann, Jr.	Senior Vice President, General Counsel and Secretary
Bernard Goldstein	Chairman of the Board of Directors
Robert S. Goldstein	Vice Chairman of the Board of Directors
Alan Glazer	Director
Lee Wielansky	Director
W. Randolph Baker	Director
Jeffrey D. Goldstein	Director
John Brackenbury	Director
Shaun R. Hayes	Director

The address of each director and executive officer is Isle of Capri Casinos, Inc., 600 Emerson Road, Suite 300, St. Louis, Missouri 63141. The telephone number for each director and executive officer is (314) 813-9200.

QuickLinks

ISLE OF CAPRI CASINOS, INC. OFFER TO EXCHANGE RESTRICTED STOCK OR CASH FOR CERTAIN OUTSTANDING STOCK OPTIONS THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, U.S. CENTRAL TIME , ON OCTOBER 2, 2008, UNLESS WE EXTEND THE OFFER. This Offer to Exchange constitutes part of the Section 10(a) Prospectus Relating to the Isle of Capri 2000 Long-Term Stock Incentive Plan The Date of this Offer to Exchange is September 5, 2008
IMPORTANT NOTICE
TABLE OF CONTENTS
SUMMARY TERM SHEET
HOW THE OPTION EXCHANGE PROGRAM WORKS
BACKGROUND AND PURPOSE OF THE OFFER
DURATION OF THE OFFER
HOW TO ELECT TO PARTICIPATE
U.S. FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
THE OFFER
APPENDIX A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF ISLE OF CAPRI CASINOS, INC.